Exhibit 10.8

CONSULTING AGREEMENT

THIS AGREEMENT is by and between Microphase Corporation. (Hereinafter the “Company”) and Mr. Brian Kelly (hereinafter “Mr. Kelly”). The effective date of this Agreement shall be the date on which Consultant signs it (hereinafter the “Effective Date”).

WHEREAS, Mr. Kelly has expertise in the area of General Management; and

WHEREAS, the Company wants Mr. Kelly to provide services to the Company in the area of General Management and has expressed a willingness to provide such services to the Company; and

WHEREAS, Mr. Kelly understands that while performing services for the Company, Mr. Kelly may be given access to or acquire confidential or other information from the Company; and as a result will be required to enter into a Non Disclosure Agreement

NOW, THEREFORE, in consideration of the terms and conditions contained herein, the parties hereto agree as follows:

1.          Services. Mr. Kelly agrees to provide consulting services to the Company beginning as of the date hereof. Pursuant to this Agreement, Mr. Kelly agrees to provide consulting services to the Company in the area of General Management including but not limited to the following tasks: Corporate Structure, Profitability (P&L and Budget), Recruiting, Hiring and Evaluating Talent and Establishing Corporate Processes and Procedures.

2.          Consideration. In consideration for the consulting services Mr. Kelly will provide under the terms of this Agreement, the Company agrees to compensate Mr. Kelly as follows:

(a)          Sixteen thousand dollars ($ 16,000.00) per month to be paid in two Eight Thousand ($8,000.00) semi monthly payments made on the 15th and 30th day of each month pursuant to an IRS Form 1099 for which Mr. Kelly provides the consulting services as set forth in this Agreement;

(b)          In the event of an early termination of this agreement during the initial term or any extensions thereof, Mr. Kelly’s consideration will be pro-rated to last day services are rendered.

3.          Term. The Company and Mr. Kelly agree that Mr. Kelly will provide consulting services to the Company from the date hereof through three months from the date hereof.

4.          Independent Contractor. Mr. Kelly shall at all times be an independent contractor and not an employee of agent of the Company. Mr. Kelly shall have no power or authority to act on behalf or in the name of or to bind the Company. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or a joint venture relationship between Mr. Kelly and the Company. Mr. Kelly will be regarded as an independent contractor in all matters pertaining to services performed for the Company. Neither party shall incur any liabilities or any obligation of any kind (express or implied) for the other, except to the extent, if at all, specifically provided herein. Because Mr. Kelly is an independent contractor and not an employee of the Company, the following provisions shall apply to the parties’ relationship:

(a)          Mr. Kellys' Expenses. The Company shall reimburse Mr. Kelly only for reasonable out-of-pocket expenses, other than legal expenses, directly related to his services hereunder and which would not otherwise be incurred by Mr. Kelly if this Agreement did not exist, provided that any such expense in excess of Five Hundred Dollars ($500.00) must be preapproved by the Company in writing prior to its being incurred.

(b)          Company Expenses. Mr. Kelly shall not be required to incur any expenses for the Company under this Agreement, except as set forth in paragraph 4(a) above.

(c)          No Right to Retirement Benefits. Mr. Kelly is not entitled to participate in any profit sharing, pension retirement plan, vacation pay, sick pay, insurance coverage, or any other benefits provided to the Company’s other employees.

(d)          Non-Exclusivity. Mr. Kelly may engage in any other trade or business while consulting with the Company provided that such other trade or service not be performed for or on behalf of a company or entity that competes with the Company or provides the same or substantially similar services as the Company. In the event that Mr. Kelly wishes to perform services for another company that competes with the Company or provides the same or substantially similar services as the Company, he agrees not to do so without first receiving written permission from the Chief Operating Officer or President of the Company.

5.          Conduct During Consulting Period. In providing the services stated in Paragraph 1 of this Agreement, Mr. Kelly will cooperate with the Company’s personnel and use his best efforts and energies in good faith on the Company’s behalf. Mr. Kelly agrees that the services will be performed in a professional and workman-like manner and will be of professional quality conforming to generally accepted consulting practices. Mr. Kelly will comply with all applicable laws and regulations in the performance of the services. Mr. Kelly shall observe the Company’s rules and regulations with respect to his conduct and performance of the services.

6.          No Other Obligations. Mr. Kelly represents and warrants to the Company that Mr. Kelly has the right to enter into this Agreement without breaching or violating any fiduciary, contractual, or statutory obligations owed to another.

7.          Confidential Information. Mr. Kelly understands and acknowledges that the Company uses confidential and proprietary information (hereinafter collectively referred to as “Confidential Information”) in the course of its business. Mr. Kelly acknowledges that during his relationship with the Company, the Company may disclose to Mr. Kelly, or Mr. Kelly may be exposed to, Confidential Information of the Company. During the time that Mr. Kelly is an independent contractor of the Company, and for so long afterward as the data or information remains confidential, Mr. Kelly agrees that all such Confidential Information shall be treated as private, privileged and confidential, and Mr. Kelly agrees that except in the performance of Mr. Kelly ’ duties and for the benefit of the Company, Mr. Kelly will not use or disclose, disseminate, publish or otherwise divulge or make available, directly or indirectly, to any person or entity, any Confidential Information of the Company, unless Mr. Kelly obtains the prior express written consent of the Company and such consent is signed by the President or Chief Operating Officer of the Company. Mr. Kelly agrees that any unauthorized disclosure or use of the Company’s Confidential Information would be wrongful, would constitute unfair competition, and would result in immediate and irreparable injury to the Company.

8.          Company Property. Mr. Kelly agrees and understands that upon termination of this Agreement, Mr. Kelly shall immediately return all materials in his possession including but not limited to all Confidential Information set forth above, contracts, documents, products, sales, files, reports, copyrighted documents, resumes, and directories that were given to Mr. Kelly, created by Mr. Kelly, or in the possession of Mr. Kelly at any time during the existence of this Agreement.

9.          Company’s Remedies On Breach. Mr. Kelly acknowledges that any breach by Mr. Kelly of paragraphs 7 and 8 of this Agreement will cause immediate harm to the Company, and will cause damages that are irreparable and difficult, if not impossible, to quantify. Accordingly, to prevent and/or to rectify any such breach, the Company shall be entitled to an immediate injunction and other equitable relief in the event of an intentional disclosure of confidential information by Mr. Kelly. Nothing herein shall prevent the Company from pursuing any legal remedy available for breach of paragraphs 7 and 8 of this Agreement including but not limited to an action for damages which shall include but not be limited to, all losses sustained by the Company as a direct result of the breach, all compensation and other monies received by Mr. Kelly or any other person, business activity, corporation or other entity with which Mr. Kelly is acting or on whose behalf Mr. Kelly is acting, and punitive damages. Additionally, if the Company prevails in whole or in any part in any action to enforce any of the terms of paragraphs 7 and 8 of this Agreement, Mr. Kelly agrees to reimburse the Company for all costs and attorneys’ fees that it incurred in bringing such action that result from Mr. Kelly’s intentional disclosure of confidential information.

Mr. Kelly agrees that the covenants contained in this Agreement are reasonable in their scope and their duration and agrees not to raise any issue regarding the reasonableness of the scope or duration of the covenants in any proceeding to enforce them. If in any judicial or quasi- judicial proceeding a court or judge shall refuse to enforce any of the covenants set forth in this Agreement, then the parties intend for the unenforceable language or provisions of such covenant to be modified or eliminated to the extent necessary to permit enforcement of the remainder of the Agreement.

10.         Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut of the United States of America. The Company and Employee agree to be subject to the personal jurisdiction of the courts of Connecticut for any disputes arising from or in relation to this Agreement.

11.         Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the subject matters contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the parties and by their officers, directors, principals, employees, agents and representatives. Any prior agreement of the parties hereto concerning the subject matter contained herein is hereby terminated and canceled. No agreements or representations, oral or otherwise, express or implied, concerning the subject matter hereof have been relied on by either party that are not set forth expressly in this Agreement.

Mr. Kelly acknowledges that Mr. Kelly has read and fully understands this Agreement, has been provided with an opportunity to consult an attorney regarding this Agreement, and has consulted such advisors as Mr. Kelly has deemed necessary. Mr. Kelly further acknowledges and agrees that Mr. Kelly has received good and sufficient consideration for signing this Agreement, which consideration Mr. Kelly was not otherwise entitled to and which Mr. Kelly otherwise would not have received.

12.         Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both the Company and Mr. Kelly wherein specific reference is made to this Agreement.

13.         Severability. This Agreement is divisible and separable. If any provision of this Agreement is held to be or becomes invalid, illegal, or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable to the greatest extent permitted by law.

14.         Survivability. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors, and permitted assigns, provided, however, that this Agreement and the obligations hereunder shall not be delegated or assigned by Mr. Kelly without prior written permission from the Company.

15.         Waiver. The terms of this Agreement may be waived only by a written instrument expressly waiving such term or terms and executed by the party waiving compliance. The waiver of any term or condition of this Agreement by either party hereto shall not constitute a modification of this Agreement, nor prevent a party hereto from enforcing such term or condition in the future with respect to any subsequent event, nor shall it act as a waiver of any other right accruing to such party hereunder.

16.         Modification. No change or modification of this Agreement shall be valid or binding unless it is in writing and signed by both the Company and Mr. Kelly. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced.

IN WITNESS WHEREOF, the Company and Mr. Kelly hereby duly execute this Agreement to be effective as of the date set forth above on the first page of this Agreement

Signed

/s/ Brian Kelly	Dated: 6/3/08

Brian Kelly

Subscribed and sworn to before me on this
3rd day of June, 2008

a
Notary Public
My Commission Expires: 5/31/2012

THE COMPANY:

MICROPHASE CORPORATION.,

Necdet Ergul, President

/s/ Necdet Ergul	Dated:	6/2/08

By:

Subscribed and sworn to before me on this
2nd day of June, 2008.

/s/ Angela Bollettieri
Notary Public
My Commission Expires: 5/31/2010

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